Bovie Medical Reports First Quarter 2014 Results

First Quarter 2014 Highlights
•	Sales increased 14% year-on-year to $6.5 million
•	Gross margin expanded to 42.5% from 37.8%
•	Achieved positive operating income compared to an operating loss in last year’s first quarter

J-Plasma® Update
•	First quarter sales of $31,000, compared with full year 2013 sales of $45,000
•	Four (4) highly-experienced direct salespeople engaged to complement existing 28-person distributor network
•	J-Plasma® product in use at over 25 sites
•	Surgeon pipeline expanded to more than 50 at quarter-end

CLEARWATER, Fl. – May 15, 2014- Bovie Medical (NYSE:BVX), a maker of medical devices and supplies and the developer of J-Plasma®, a patented new surgical product, announced results for the first quarter ended March 31, 2014.

Management Comment

“First quarter results demonstrated the revenue growth opportunities that we see in our core business, the benefits of recent OEM contract wins, and the progress we are making in the commercialization of our J-Plasma® product,” said Robert L. Gershon, Chief Executive Officer. “We achieved adouble-digit sales increase on a year-over-year basis; sales growth drove significant gross margin expansion; and J-Plasma® sales in the first quarter, despite the early phase of the launch, represented 70% of full year 2013 sales.

“Our core business continues to benefit from Bovie’s strong market position and brand recognition, and we expect to further leverage those strengths through new productswhich will be brought to market through our existing distribution network.  New OEM contracts that were signed in last year’s fourth quarter are benefitting 2014 comparisons, and we expect to launch new products late in this year’s second quarter or early in the third quarter, including the DERM 101 and DERM 102 high frequency desiccators for simple dermatological procedures, as well as new electrosurgical generators.

“Commercialization of our J-Plasma® product is advancing on schedule. At the end of the first quarter, the product was in use at over 25 sites, up from 12 sites at the end of 2013, and the number of surgeons using the product increased to more than 40 from 18. Importantly, our surgeon pipeline continues to grow substantially increasing to more than 50 from 24 at the end of 2013.  The majority of the pipeline consists of thought leaders in the gynecology, dermatology and plastic surgery specialties, which are our priority markets,” Mr. Gershon noted.

First Quarter 2014 Results

First quarter sales were $6.5 million, a 13.8% increase over the $5.7 million reported in last year’s first quarter. Sales of distributed and branded products were $5.4 million, up 6.5% from the $5.0 million reported for the first quarter of 2013. Sales of OEM products were $1.1 million, 66.9% higher than the $650,000 of last year’s first quarter, reflecting the new contracts signed at the end of 2013. Sales of J-Plasma were $31,000, a six-fold increase over the $5,100 of the 2013 first quarter.

Gross profit was $2.8 million compared to $2.2 million, and gross margin expanded by470basispoints to 42.5% from 37.8%, due primarily to higher sales and product mix. Operating income was $58,000, compared to an operating loss of $665,000 in the first quarter of 2013.

The Company incurred a non-cash loss of $9.6 million related to the mark-to-market fair value of issued common stock purchasewarrants, compared to a non-cash loss of $34,000 in last year’s first quarter. Consequently, the Company reported a net loss for the period of $9.6 million, or $0.55 per share. Exclusive of this non-cash loss, the Company would have reported a net loss per diluted share of $0.01 compared to a net loss of $0.02 per share last year.

Recent Developments

Executive Management Appointments

•
On May 6, 2014, the Company announced that its Board of Directors had appointed Peter Donato Executive Vice President and Chief Financial Officer. Mr. Donato brings more than 22 years of financial management and accounting experience, including 10 years as an executive in the healthcare industry. His most recent positions were as Corporate Controller for Cyberonics, Inc, Chief Financial Officer for Catasys Inc.and Iris International Inc.

Mr. Gershon stated, “Peter Donato brings a wealth of experience to Bovie Medical, including his prior positions at publicly-traded medical device companies. His deep financial background, coupled with his strategic insight, makes him an excellent addition to Bovie’s management team and Peter will play an important role in helping us achieve our corporate and financial objectives.”

Additional Developments

•
The Company leased 3,650 square feet of office space in Purchase, New York for its new executive offices, and closed its location in Melville, New York. The new office will be open by July of this year.

Summary and Outlook

“First quarter operating results position Bovie for a year of strong commercial progress in 2014. We are either on or ahead of schedule with respect to the key elements of a comprehensive go-to-market strategy for J-Plasma®. Below is an update on some of our key objectivesfor 2014:

•
Generating strong clinical data and publications: Our stated objective is to publish a minimum of five white papers in 2014 written by surgeons who have experienced the clinical benefits of the J-Plasma® product. By the end of the 2014 first quarter, all five were underway. Once available, we believe that the white papers will greatly aid our sell-in efforts with Value Analysis Committees at our hospital customers.

•
Building a world-class direct sales team: Our strategy is to create a hybrid sales force comprised of direct salespeople and independent manufacturers’ representatives to drive adoption of the J-Plasma® device. To date, we have recruited four highly-experienced salespeople to serve as the core of our direct salesforce and have enlisted a world-class firm to roll-out their training program over the next three months.

•
Investing in surgeon training and procedure development: Surgeon training is another key element of a focused marketing campaign. To date we have conducted one dedicated surgeon training course and have three scheduled to take place in the second quarter. We expect this number to increase throughout the year, commensurate with the growth in product interest and adoption.

•
Driving awareness of J-Plasma: There is still much work to be done in order to drive awareness of the key attributes of J-Plasma®. As part of the commercialization process, we will be executing focused marketing and branding campaigns to increase product knowledge across our target markets.

“Our main goal for 2014 is to create the foundation for substantial and sustainable long-term growth. In the first quarter, we succeeded in achieving important milestones in the commercialization of J-Plasma®, and we expect that momentum to continue and even accelerate as the year evolves. We are particularly encouraged by our ability to attract experienced, highly sought-after talent, with key new employees joining the Company based on the potential they see for J-Plasma®. The commercialization process, however, will take time and, while there will be some benefits in 2014, we believe the major positive financial impact will not begin until 2015. Our core business plays an important role in supporting the growth of J-Plasma, and we were very pleased by its operating performance in this year’s first quarter, in which it demonstrated solid sales growth and significant operating leverage. We remain confident in our ability to more fully leverage our existing product suite, and continue to successfully bid on OEM contracts,” Mr. Gershon concluded.

Conference Call

Bovie Medical will host a conference call on Thursday, May 15, 2014, at 4:30 pm Eastern Time to discuss first quarter results and latest corporate developments. To listen to the call by phone, interested parties within the U.S. should call 1-877-317-6789. International callers should call 1-412-317-6789. All callers should ask for the Bovie Medical Corporation conference call. The conference call will also be available through a live webcast at Bovie Medical Corporation’s website or at http://services.choruscall.com/links/bvx140515.html.

A replay of the call will be available approximately one hour after the end of the call through June 15, 2014. The replay will be available via Bovie Medical Corporation’s website.

Investor Relations Contacts:
MBS Value Partners
Lynn Morgen and Hugh Collins
212.750.5800
Investor.relations@boviemed.com

About Bovie Medical Corporation

Bovie Medical Corporation is a leading maker of medical devices and supplies as well as the developer of J-Plasma®, a patented new plasma-based surgical product. J-Plasma® utilizes a gas ionization process that produces a stable, focused beam of ionized gas that provides surgeons with greater precision, minimal invasiveness and an absence of conductive currents through the patient during surgery. Bovie Medical Corporation is also a leader in the manufacture of a range of electrosurgical products and technologies, marketed through both private labels and the Company’s own well-respected brands (Bovie®, Aaron®, IDS™ and ICON™) to distributors worldwide. The Company also leverages its expertise through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company’s current and new products, please refer to the Investor Relations section of Bovie Medical Corporation’s website www.boviemed.com.

Cautionary Statement on Forward-Looking Statements

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the Company’s ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company’s filings with the Securities and Exchange Commission including the Company’s Reports on Form 10-K/A for the year ended December 31, 2013.  For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

Bovie Medical Corporation
Consolidated Statements of Operations
For The Three Months Ended March 31, 2014 and 2013
(UNAUDITED) (in thousands except per share data)

	Three Months Ended
	March 31,
	2014	2013

Sales, net	$ 6,482	$ 5,696
Cost of sales	3,726	3,545

Gross profit	2,756	2,151

Other cost and expenses:
Research and development	332	333
Professional services	258	453
Salaries and related costs	907	818
Selling, general and administrative	1,201	1,212
Total other costs and expenses	2,698	2,816

Income (loss) from operations	58	(665)

Other Expense:
Interest expense, net	(28)	(55)
Loss on change in fair value of derivative liabilities	(9,599)	(34)
Total other expense, net	(9,627)	(89)

Loss before income taxes	(9,569)	(754)

Benefit (provision) for deferred income taxes	(38)	345

Net loss	(9,607)	(409)
Accretion on convertible preferred stock	(204)	-
Net loss attributable to common shareholders	(9,811)	(409)

Loss per share
Basic	$ (0.55)	$ (0.02)
Diluted	$ (0.55)	$ (0.02)

Weighted average number of shares outstanding - basic	17,684	17,650

Weighted average number of shares outstanding - dilutive	17,684	17,650

Reconciliation Between GAAP and
Non-GAAP Financial Measures
( in thousands except per share data)

	Three Months Ended
	March 31, (unaudited)
	2014	2013

Net Loss	$ (9,607)	$ (409)
Accretion on convertible preferred stock	(204)	-
Net Loss attributable to common shareholders	$ (9,811)	$ (409)
Loss on change in fair value of derivative liabilities	9,599	34
Adjusted non-GAAP net (Loss)	$ (212)	$ (375)

Diluted (loss) per share	$ (0.55)	$ (0.02)
Loss on change in fair value of derivative liabilities	0.54	0.00
Adjusted non-GAAP diluted net (Loss) per share	$ (0.01)	$ (0.02)

Bovie Medical Corporation
Consolidated Balance Sheets
March 31, 2014 and December 31, 2013
(in thousands)

Assets

	March 31,	December 31,
ASSETS	2014	2013
Current Assets:	(unaudited)

Cash and cash equivalents	$ 5,816	$ 7,924
Restricted cash	898	-
Trade accounts receivable, net	2,235	1,990
Inventories, net	8,267	8,415
Current portion of deposits	1,179	948
Prepaid expenses and other current assets	982	545
Total current assets	19,377	19,822

Property and equipment, net	6,950	7,063
Brand name and trademark	1,510	1,510
Purchased technology, net	526	575
Deferred income tax asset, net	3,378	3,412
Deposits, net of current portion	173	120
Other assets	594	674

	$ 32,508	$ 33,176

Bovie Medical Corporation
Consolidated Balance Sheets
March 31, 2014 and December 31, 2013
(CONTINUED) (in thousands)

Liabilities and Stockholders' Equity

	March 31,	December 31,
	2014	2013
	(unaudited)

LIABILITIES
Current Liabilities

Accounts payable	$ 1,031	$ 1,060
Accrued payroll	111	172
Accrued vacation	111	200
Current portion of bonds payable	-	72
Current portion of mortgage not payable	239	-
Accrued litigation settlement	100	541
Accrued and other liabilities	831	867

Total current liabilities	2,423	2,912

Mortgage note payable, net of current portion	3353	-
Bonds payable, net of current portion	-	3185
Derivative liabilities	14927	5749

Total liabilities	20,703	11,846

Series A 6% convertible preferred stock,	2,463	2,259
par value $.001; 3,500,000 shares authorized
and issued, preference in liquidation - $7,126,000

Preferred stock, par value $.001; 10,000,000 shares
authorized; 3,500,000 shares of series A 6%
convertible preferred stock issued and outstanding
on March 31, 2014 and December 31, 2013 respectively

Common stock, par value $.001 par value; 40,000,000	18	18
shares authorized; 17,826,336 issued and 17,683,257
outstanding on March 31, 2014 and December 31, 2013,
respectively
Additional paid-in capital	28,769	28,687
Accumulated deficit	(19,445)	(9,634)

Total stockholders' equity	9,342	19,071

Total liabilities and stockholders' equity	$ 32,508	$ 33,176